Exhibit 1.01

Skyworks Solutions, Inc.

Conflict Minerals Report
For the Calendar Year Ended December 31, 2015
Background
This report for the year ended December 31, 2015, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Conflict Minerals Rule”). The Conflict Minerals Rule was adopted by the Securities and Exchange Commission (the “SEC”) to implement due diligence and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Conflict Minerals Rule imposes these due diligence and disclosure requirements on companies that file public reports with the SEC and whose manufactured products contain conflict minerals that are necessary to the functionality or production of the products. Conflict minerals are defined as cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tantalum, and tungsten (“3TG”). These requirements apply to reporting companies whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.
If a registrant can establish that the conflict minerals originated from sources other than the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”), or from recycled and scrap sources, the registrant must submit a Specialized Disclosure Report on Form SD that describes the reasonable country of origin inquiry completed. If a registrant has reason to believe that any of the conflict minerals in the registrant’s supply chain may have originated in the Covered Countries, or if the registrant is unable to determine the country of origin of those conflict minerals, then the issuer must exercise due diligence on the conflict minerals’ source and chain of custody. The registrant must submit a Conflict Minerals Report (the “CMR”) to the SEC that includes a description of those due diligence measures.
Overview
Skyworks Solutions, Inc. (herein referred to as “Skyworks,” the “Company,” “we,” “us,” or “our”), is empowering the wireless networking revolution. Our highly innovative analog semiconductors are connecting people, places and things spanning a number of new and previously unimagined applications within the automotive, broadband, cellular infrastructure, connected home, industrial, medical, military, smartphone, tablet and wearable markets. We conducted an analysis of our products, including both products that we manufacture and products that we contract for manufacture, and found that substantially all of these products contain components considered likely to contain 3TG. We have conducted a survey of all of our suppliers whose materials or components contain 3TG and have concluded, based on the supplier responses, that certain of our products contain 3TG that originated, or may have originated, in the Covered Countries and that is not from recycled or scrap sources.
This CMR describes the reasonable country of origin inquiry and due diligence we have performed with respect to the source and chain of custody of our conflict minerals, as well as measures we have adopted in order to mitigate the risk that the conflict minerals in our products could benefit armed groups in the Covered Countries.
Reasonable Country of Origin Inquiry
The Company has an established process by which its suppliers of 3TG are identified. Following identification, those suppliers are surveyed to provide relevant information on their own Conflict-Minerals programs along with disclosure of smelters / refiners within their supply chain. The Conflict Free Sourcing Initiative’s (“CFSI”) Conflict Minerals Reporting Template (“CMRT”) is used for this supplier survey activity. The company’s process includes analysis of supplier provided data, feedback to the suppliers regarding issues or improvements necessary, and identification of materials sourcing locations (countries of origin) using resources available to CFSI members.

Design of Due Diligence and Measures Taken (Audited)

1.	Design of the Conflict Minerals Program
To determine the source and chain of custody of 3TG necessary to the functionality and/or production of our products, we conducted due diligence on our supply chain. Our due diligence measures were developed to ascertain whether the 3TG in our products originated in the Covered Countries and, if so, whether armed groups directly or indirectly benefited as a result of the trade in these minerals. Our due diligence measures have been designed to conform, in all material respects, with the framework in The Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the related Supplements for gold and for tin, tantalum and tungsten. Our due diligence process has been designed to comply with the following five steps of the OECD Guidance:

1.	Establishment of strong company management systems;

2.	Identification and assessment of risks in our supply chain;

3.	Implementation of a strategy to respond to identified risks;

4.	Audit of supply chain due diligence; and

5.	Reporting on supply chain due diligence.

2.	Due Diligence Measures Taken in 2015 Reporting Period
Following receipt of supplier-provided CMRTs, the Company evaluated the CMRTs for completeness. Smelters/refiners disclosed in the CMRTs are evaluated against the CFSI’s Conflict-Free Smelter lists to determine if the reported smelters/refiners were considered CFSI “compliant” or “active” (meaning they are on the CFSI Active list and are currently engaged in the process of having an audit scheduled and performed). The Company followed an established process to follow-up with suppliers who had not submitted a CMRT deemed valid and acceptable, and also suppliers who reported smelters/refiners within their supply chain that are not on the CFSI Compliant or Active lists.

3. Independent Private Sector Audit
We obtained an independent private sector audit of the foregoing by KPMG LLP, which is set forth as Annex C to this CMR.
Description of Due Diligence (Unaudited)
1. Establishment of Strong Company Management Systems
Conflict Minerals Policy and Work Instruction
We have adopted a conflict minerals policy that makes the Company’s position on this issue clear to all stakeholders. The policy, which is published on our external website along with other Conflict Minerals information at http://www.skyworksinc.com/SustainabilityReporting.aspx, is regularly reviewed and updated as necessary. Pursuant to our conflict minerals policy, we have developed and implemented a documented work instruction, controlled within our established document control system, that governs all due diligence activities and other work processes related to conflict minerals. We also maintain a grievance reporting system that allows employees, suppliers, and other stakeholders to report anonymously any issues pertaining to the use of conflict minerals in our products.
Internal Management Team
We have established an internal management team for conflict minerals that includes subject matter experts from each of the following groups within Skyworks: Sustainability, Global Sourcing (Supply Chain), Legal, Finance, Corporate Communications, and Corporate Internal Audit. The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy and is led by our Senior Manager of Global Sustainability. Senior management is briefed about the results of our due diligence efforts on a regular basis.
Conflict-Free Smelter Program
As we do not typically have a direct relationship with 3TG smelters and refiners, we are engaged and actively cooperate with other major manufacturers in the semiconductor sector and other sectors. As a member of the Electronics Industry Citizenship Coalition (“EICC”) and as outlined in the OECD Guidance, Skyworks is a participating member of the CFSI, which is an initiative of the EICC and the Global eSustainability Initiative and which audits smelters’ and refiners’ due diligence activities. The data on which we relied for certain statements in this report was obtained through our membership in the CFSI, including but not limited to the “Compliant Smelter Sourcing Information” report for member “SWKS.” The CFSI has created the Conflict Free Smelter Program (“CFSP”) which provides our industry with valuable due diligence information. Under the CFSP, smelters and refiners voluntarily undergo independent third-party audits of their procurement activities and operations. Through this CFSP audit process, a smelter/refiner is certified as “CFSP-compliant” if the smelter/refiner has demonstrated that all processed materials originated from conflict-free sources. “Compliant” and “Active” smelter / refiner lists are available on the CFSI website and are kept up to date by the CFSI.
2. Identification and Assessment of Risks in our Supply Chain
Identification of Potential 3TG Materials and Their Suppliers
Skyworks has an established process to evaluate our products and their associated materials content. Materials and components potentially containing 3TG, and the suppliers of such materials and components, are identified on a regular basis. We survey each of these suppliers to gather sourcing information on the 3TG found in our products.
Supplier Survey
For our supplier survey, we use the CFSI’s CMRT, which was developed to facilitate disclosure and communication of information regarding smelters/refiners that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters/refiners the company and its suppliers use. In addition, the CMRT contains questions about supplier due diligence and the origin of conflict minerals included in the supplier’s products. Written instructions and recorded training illustrating the use of the tool is available on the CFSI’s website. We understand that the CMRT is being used by many companies in their due diligence processes related to conflict minerals.
Survey Results
We identified 53 direct suppliers whose materials or components contain 3TG. We rely on these suppliers to provide us with information about the source of conflict minerals contained in the materials and components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers. We conducted our supplier survey activity in the third and fourth quarters of calendar year 2015. We sent surveys to all identified direct suppliers of materials or components that potentially contain 3TG and we received responses from 100% of the surveyed suppliers.
After receiving completed surveys from our suppliers, we reviewed the responses against internally developed criteria to evaluate the quality of the responses and to determine which responses required further engagement with our suppliers. These criteria included untimely or incomplete responses as well as inconsistencies within the data reported in the survey. In particular, we compared the smelters/refiners identified by our suppliers against the lists of CFSP-Compliant and CFSI-Active facilities. We raised the overall data quality by working directly with those suppliers who provided incomplete or inconsistent responses to provide revised responses.
Supplier survey responses included the names of 143 confirmed smelters/refiners (each with its own CFSP-assigned smelter identification number). Of these 143, 98% had been certified, as of January 25, 2015, as CFSP-compliant. The remaining 2% of smelters/refiners had been confirmed as being “active” in the CFSP (i.e., such smelters/refiners have initiated the CFSP audit process and are listed on a CFSP “Active” list). Lists of the CFSI Conflict-Free and Active smelters and refiners are available via the CFSI’s website.
Efforts to Determine Mine or Location of Origin
Through our participation in the CFSI and by following our established due diligence process in accordance with the OECD Guidance, we make efforts to determine “mine or location of origin” of reported conflict minerals in our supply chain through analysis of supplier survey responses, comparison of reported smelters/refiners against the lists of CFSP-Compliant and CFSP-Active smelters/refiners, and review of country-of-origin information which is made available to CFSI members via the “Compliant Smelter Sourcing Information” list. These represent the most reasonable efforts we can make to determine the mines or locations of origin of the 3TG in our supply chain.
3. Implementation of a Strategy to Respond to Identified Risks
The primary focus of our efforts to date has been, and we anticipate going forward will continue to be, movement toward and maintenance of a supply chain that uses exclusively CFSP-compliant smelters and refiners. During 2015, we successfully worked with our suppliers to eliminate from our supply chain several identified noncompliant smelters/refiners. To further mitigate the risk that the conflict minerals in our products could benefit armed groups in the Covered Countries, we intend to continue our membership in the EICC and in the CFSI to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.
In addition, we intend to continue to assist suppliers to do the following:

•	confirm that all smelters/refiners listed in their survey responses are actual confirmed smelters/refiners with verified CFSP identification numbers;

•	encourage smelters/refiners in their supply chains to be audited under the CFSP to become CFSP-compliant;

•
establish alternative sources of 3TG that do not support armed conflict in the Covered Countries in the event that the suppliers determine that they have been receiving 3TG from sources that support such conflict; and

•	improve their systems of transparency and internal control to ensure the quality and reliability of the data they provide.
4. Audit of Supply Chain Due Diligence
As noted above, we do not have a direct relationship with any smelters or refiners that are not already confirmed as CFSP-compliant. We do not directly conduct audits. Instead, we work through our own supply chain and the CFSI to create leverage and encourage smelters/refiners to subject their due diligence efforts to a third-party audit.
5. Reporting on Supply Chain Due Diligence
In 2016, our public disclosures regarding conflict mineral sourcing includes this CMR filed with the SEC as an exhibit to the Specialized Disclosure Report on Form SD. This CMR is also publicly available on our website at http://www.skyworksinc.com/SustainabilityReporting.aspx.
Determination for Calendar Year 2015
On the basis of our due diligence measures as described in this CMR, we have determined in good faith, and to the best of our knowledge, that our products were DRC Conflict Free for 2015. In this regard, and as disclosed, we had a 100% 3TG supplier response rate, and our data results indicated our smelter / refiner supply chain as 98% CFSP-compliant and 2% Active. The facilities the Company believes to be used to process the Company’s necessary Conflict Minerals include the smelters and refiners listed in Annex A. Countries of origin, to the best of our knowledge, are listed in Annex B.

Annex A

Subject Mineral	Smelter or Refiner Name	Country of Smelter or Refiner
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL
Gold	Argor-Heraeus SA	SWITZERLAND
Gold	Asahi Pretec Corporation	JAPAN
Gold	Asahi Refining Canada Limited	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Chimet S.p.A.	ITALY
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Elemetal Refining, LLC	UNITED STATES
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Ltd. Hong Kong	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kennecott Utah Copper LLC	UNITED STATES
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies SA	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.	TURKEY
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	PAMP SA	SWITZERLAND
Gold	PX Précinox SA	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Republic Metals Corporation	UNITED STATES

Subject Mineral	Smelter or Refiner Name	Country of Smelter or Refiner
Gold	Royal Canadian Mint	CANADA
Gold	SEMPSA Joyería Platería SA	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Valcambi SA	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA
Tantalum	Exotech Inc.	UNITED STATES
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	Global Advanced Metals Boyertown	UNITED STATES
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck GmbH Goslar	GERMANY
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Mitsui Mining & Smelting	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Plansee SE Liezen	AUSTRIA
Tantalum	Plansee SE Reutte	AUSTRIA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemicals	JAPAN
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	Zhuzhou Cemented Carbide	CHINA
Tin	Alpha	UNITED STATES
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL
Tin	CV Serumpun Sebalai	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	Dowa	JAPAN

Subject Mineral	Smelter or Refiner Name	Country of Smelter or Refiner
Tin	Elmet S.L.U. (Metallo Group)	SPAIN
Tin	EM Vinto	BOLIVIA
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Metallo-Chimique N.V.	BELGIUM
Tin	Mineração Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgical S.A.	BOLIVIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT BilliTin Makmur Lestari	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	PT Justindo	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Wahana Perkit Jaya	INDONESIA
Tin	Rui Da Hung	TAIWAN
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thaisarco	THAILAND
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Group (Holding) Company Limited	CHINA
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA

Subject Mineral	Smelter or Refiner Name	Country of Smelter or Refiner
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck GmbH	GERMANY
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Kennametal Huntsville	UNITED STATES
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA

Annex B
Countries of Origin

Angola
Argentina
Australia
Austria
Belgium
Bolivia
Brazil
Burundi
Cambodia
Canada
Central African Republic
Chile
China
Colombia
Cote D'lvoire
Czech Republic
Democratic Republic of Congo
Djibouti
Ecuador
Egypt
Estonia
Ethiopia
France
Germany
Guyana
Hungary
India
Indonesia
Ireland
Israel
Japan
Kazakhstan
Kenya
Laos
Luxembourg
Madagascar
Malaysia
Mongolia
Mozambique
Myanmar
Namibia
Netherlands

Nigeria
Peru
Portugal
Republic of Congo
Russia
Rwanda
Sierra Leone
Singapore
Slovakia
South Africa
South Korea
South Sudan
Spain
Suriname
Switzerland
Taiwan
Tanzania
Thailand
Uganda
United Kingdom
United States of America
Vietnam
Zambia
Zimbabwe

Annex C

INDEPENDENT ACCOUNTANT’S REPORT

To Board of Directors and Shareholders of Skyworks Solutions, Inc.

We have examined:

•
whether the design of Skyworks Solutions Inc.’s (the “Company”) due diligence framework as set forth in section 1. Design of the Conflict Minerals Program of the Conflict Minerals Report for the calendar year ending December 31, 2015, is in conformity, in all material respects, with the criteria set forth in the Organisation of Economic Co-Operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition 2013 (“OECD Due Diligence Guidance”), and

•
whether the Company’s description of the due diligence measures it performed, as set forth in section 2. Due Diligence Measures Taken in 2015 Reporting Period of the Conflict Minerals Report, is consistent, in all material respects, with the due diligence process that the Company undertook.

Management is responsible for the design of the Company’s due diligence framework and the description of the Company’s due diligence measures set forth in the Conflict Minerals Report, and the performance of the due diligence measures. Our responsibility is to express an opinion on the design of the Company’s due diligence framework and on the description of the due diligence measures the Company performed, based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and the standards applicable to attestation engagements contained in Government Auditing Standards, issued by the Comptroller General of the United States, and, accordingly, included examining, on a test basis, evidence about the design of the Company’s due diligence framework and the description of the due diligence measures the Company performed, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Our examination was not conducted for the purpose of evaluating:

•	The consistency of the due diligence measures that the Company performed with either the design of the Company’s due diligence framework or the OECD Due Diligence Guidance;

•	The completeness of the Company’s description of the due diligence measures performed;

•	The suitability of the design or operating effectiveness of the Company’s due diligence process;

•	Whether a third party can determine from the Conflict Minerals Report if the due diligence measures the Company performed are consistent with the OECD Due Diligence Guidance;

•	The Company’s reasonable country of origin inquiry (RCOI), including the suitability of the design of the RCOI, its operating effectiveness, or the results thereof; or

•	The Company’s conclusions about the source or chain of custody of its conflict minerals, those products subject to due diligence, or the DRC Conflict Free status of its products.

Accordingly, we do not express an opinion or any other form of assurance on the aforementioned matters or any other matters included in any section of the Conflict Minerals Report other than sections 1. Design of the Conflict Minerals Program and 2. Due Diligence Measures Taken in 2015 Reporting Period referenced in paragraph 1 of this report.

In our opinion,

•
the design of the Company’s due diligence framework for the calendar year ending December 31, 2015, as set forth in section 1. Design of the Conflict Minerals Program of the Conflict Minerals Report is in conformity, in all material respects, with the OECD Due Diligence Guidance, and

•
the Company’s description of the due diligence measures it performed as set forth in section 2. Due Diligence Measures Taken in 2015 Reporting Period of the Conflict Minerals Report, is consistent, in all material respects, with the due diligence process that the Company undertook.

/s/ KPMG LLP
Atlanta, Georgia
May 31, 2016